Exhibit 99.1

River Valley Bancorp Announces Quarterly
Cash Dividend

For Immediate Release
Tuesday, December 16, 2008

Madison, Indiana--River Valley Bancorp ( NASDAQ: RIVR), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today that it has declared a cash dividend of $0.21 per share of its Common Stock for the quarter ending December 31, 2008. The annualized rate of the dividend reflects $0.84 per share.

The dividend record date will be as of December 31, 2008 and will be payable on January 16, 2009. This dividend represents the forty-sixth consecutive dividend paid by the Corporation.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has eight locations in the Madison, Hanover, Charlestown, Sellersburg, and Floyds Knobs, Indiana area. A ninth office is located in Carrollton, KY.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
(812) 273-4949